EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2017 Earnings and the completion of OpCo’s expansion in Calvert City, Kentucky

•	Quarterly net income attributable to the Partnership of $9.8 million, or $0.35 per unit

•	Quarterly MLP distributable cash flow of $11.4 million

•	Increased quarterly cash distribution by 2.87% to $0.3549 per unit

•	Completed the expansion of OpCo’s Calvert City, Kentucky facility, bringing its annual ethylene capacity to 730 million pounds

Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $9.8 million, or $0.35 per limited partner unit, for the three months ended March 31, 2017, a decrease of $2.3 million compared to first quarter 2016 net income attributable to the Partnership of $12.1 million. The decrease in net income attributable to the Partnership as compared to the prior-year period was due to certain reimbursements from Westlake Chemical Corporation (“Westlake”) under the sales agreement between Westlake Chemical OpCo LP (“OpCo”) and Westlake that were recorded in the first quarter of 2016. Cash flow from operations in the first quarter of 2017 was $149.1 million, an increase of $36.5 million compared to first quarter 2016 cash flow from operations of $112.6 million. This increase in cash flow from operations was primarily due to a decrease in working capital. For the three months ended March 31, 2017, MLP distributable cash flow was $11.4 million, an increase of $1.9 million compared to first quarter 2016 MLP distributable cash flow of $9.5 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to higher production volumes at OpCo’s Petro 1 facility following the 250 million pound ethylene expansion completed in July 2016 and lower maintenance capital expenditures, offset by lower production volumes at OpCo’s Calvert City, Kentucky facility as it began its turnaround and expansion project.
The first quarter 2017 net income attributable to the Partnership of $9.8 million, or $0.35 per limited partner unit, decreased by $1.1 million from fourth quarter 2016 net income attributable to the Partnership of $10.9 million. This decrease in net income was due to lower production volumes primarily related to the planned outage at OpCo’s Calvert City facility to complete the expansion and turnaround project. First quarter 2017 cash flow from operations of $149.1 million increased by $38.7 million compared to fourth quarter 2016 cash flow from operations of $110.4 million. This increase in cash flow from operations was primarily due to a decrease in working capital offset by an increase in turnaround activity due to the turnaround and expansion at OpCo’s Calvert City facility. First quarter 2017 MLP distributable cash flow of $11.4 million decreased by $0.4 million compared to fourth quarter 2016 MLP distributable cash flow of $11.8 million.
On May 1, 2017, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the first quarter of 2017 of $0.3549 per limited partner unit to be payable on May 30, 2017 to unit holders of record as of May 15, 2017. The first quarter 2017 distribution increased 12.0% compared to the first quarter 2016 distribution and 2.87% compared to the fourth quarter 2016 distribution. MLP distributable cash flow provided coverage of 1.19x the declared distributions for the first quarter of 2017. The increase in cash distributions is in line with the Partnership's targeted low-double-digit distribution growth.
OpCo's sales agreement with Westlake is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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"We are pleased to announce the recent completion of the turnaround and expansion of OpCo’s Calvert City facility, which along with other initiatives, adds 100 million pounds of ethylene capacity," said Albert Chao, President and Chief Executive Officer. "This expansion, in addition to the 250 million pound ethylene expansion at our Petro 1 facility completed in July 2016, helps in continuing our path of increasing our distributions at a low-double-digit growth rate for our unitholders."

The statements in this release and the related teleconference relating to matters that are not historical facts, such as targeted distribution growth, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in March 2017.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain “non-GAAP” financial measures, such as MLP distributable cash flow, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definition of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com .

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2017 results will be held May 2, 2017 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 6894700.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 9, 2017. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 6894700.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/fukuyogd and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2017	2016

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$212,930	$231,260
Net co-product, ethylene and other sales—third parties	64,518	21,344
Total net sales	277,448	252,604
Cost of sales	179,487	142,190
Gross profit	97,961	110,414
Selling, general and administrative expenses	7,828	6,097
Income from operations	90,133	104,317
Other income (expense)
Interest expense—Westlake	(5,460)	(1,231)
Other income, net	1,658	84
Income before income taxes	86,331	103,170
Provision for income taxes	303	399
Net income	86,028	102,771
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	76,264	90,687
Net income attributable to Westlake Partners	$9,764	$12,084

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.35	$0.45
Subordinated units	$0.35	$0.45

Distributions declared per unit	$0.3549	$0.3168

MLP distributable cash flow	$11,447	$9,515

Distribution declared
Limited partner units—public	$4,591	$4,099
Limited partner units—Westlake	5,012	4,474
Incentive distribution rights	231	2
Total distribution declared	$9,834	$8,575
EBITDA	$121,941	$124,797

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$122,974	$88,900
Accounts receivable, net—Westlake	82,065	126,977
Accounts receivable, net—third parties	19,863	12,085
Inventories	4,776	3,934
Prepaid expenses and other current assets	154	269
Total current assets	229,832	232,165
Property, plant and equipment, net	1,223,239	1,222,238
Other assets, net	103,729	100,825
Total assets	$1,556,800	$1,555,228

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$46,645	$37,777
Long-term debt payable to Westlake	600,206	594,629
Other liabilities	1,964	1,859
Total liabilities	648,815	634,265
Common unitholders—public	297,462	297,367
Common unitholder—Westlake	4,823	4,813
Subordinated unitholder—Westlake	42,626	42,534
General partner—Westlake	(242,341)	(242,430)
Accumulated other comprehensive income	289	200
Total Westlake Partners partners' capital	102,859	102,484
Noncontrolling interest in OpCo	805,126	818,479
Total equity	907,985	920,963
Total liabilities and equity	$1,556,800	$1,555,228

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$86,028	$102,771
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,150	20,396
Other balance sheet changes	32,900	(10,592)
Net cash provided by operating activities	149,078	112,575
Cash flows from investing activities
Additions to property, plant and equipment	(23,168)	(79,091)
Proceeds from disposition of assets	127	98
Insurance proceeds for involuntary conversion	1,555	—
Net cash used for investing activities	(21,486)	(78,993)
Cash flows from financing activities
Proceeds from debt payable to Westlake	17,000	59,519
Repayment of debt payable to Westlake	(11,423)	—
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(89,617)	(75,650)
Quarterly distributions to unitholders	(9,478)	(8,334)
Net cash used for financing activities	(93,518)	(24,465)
Net increase in cash and cash equivalents	34,074	9,117
Cash and cash equivalents at beginning of the period	88,900	169,559
Cash and cash equivalents at end of the period	$122,974	$178,676

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2016	2017	2016
	(In thousands of dollars)

Net cash provided by operating activities	$110,356	$149,078	$112,575
Changes in operating assets and liabilities and other	(16,820)	(62,958)	(9,625)
Deferred income tax benefit (expense)	45	(92)	(179)
Net Income	$93,581	$86,028	$102,771
Add:
Depreciation and amortization	30,738	30,150	20,396
Less:
Contribution to turnaround reserves	(6,051)	(7,239)	(6,124)
Maintenance capital expenditures	(16,744)	(8,490)	(33,610)
Incentive distribution rights	(142)	(231)	(2)
Distributable cash flow attributable to noncontrolling interest in OpCo	(89,620)	(88,771)	(73,916)
MLP distributable cash flow	$11,762	$11,447	$9,515

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2016	2017	2016
	(In thousands of dollars)

Net cash provided by operating activities	$110,356	$149,078	$112,575
Changes in operating assets and liabilities and other	(16,820)	(62,958)	(9,625)
Deferred income tax benefit (expense)	45	(92)	(179)
Net Income	$93,581	$86,028	$102,771
Add:
Depreciation and amortization	30,738	30,150	20,396
Interest expense	5,226	5,460	1,231
Provision for income taxes	145	303	399
EBITDA	$129,690	$121,941	$124,797